Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Second Quarter 2013 Operating Results

COSTA MESA, Calif., August 12, 2013 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2013.

Overview

In the three months ended June 30, 2013, we incurred a net loss of $3.1 million, or $0.18 per diluted share, as compared to net income of $5.8 million, or $0.35 per diluted share in the same three months of 2012. In the six months ended June 30, 2013, we incurred a net loss of $6.3 million, or $0.38 per share, as compared to net income of $7.2 million, or $0.47 per diluted share. The net losses were primarily attributable to decreases in noninterest income of $7.7 million, or 84.7%, and $11.8 million, or 77.4%, respectively, and declines in net interest income of $700,000, or 8.6%, and $1.4 million, or 8.4%, respectively, in the three and six month periods ended June 30, 2013, in each case as compared to the same respective periods of 2012.

The declines in noninterest income were primarily due to decreases in mortgage banking revenues of $6.8 million, or 79.7%, in the three months ended June 30, 2013 and $9.7 million, or 74.5%, in the six months ended June 30, 2013, which were primarily attributable to our exit from the wholesale residential mortgage loan business in late August 2012. The declines in net interest income were due primarily to decreases in interest income of $1.6 million, or 14.8%, and $2.9 million, or 13.8%, in the three and six months ended June 30, 2013, respectively, partially offset by decreases of $827,000, or 37.4%, and $1.5 million, or 33.2%, respectively, in interest expense.

Partially offsetting the decreases in noninterest income and net interest income were decreases in noninterest expense of $1.7 million, or 12.5%, and $605,000, or 2.3%, in the three and six months ended June 30, 2013, as compared to the same respective periods of 2012. Those decreases were attributable to, among other things, decreases in the carrying costs of and other expenses we incurred in connection with foreclosed real properties and reductions in contingency reserves due to the resolution of certain lawsuits.

Additionally, non-performing loans declined to $8.7 million at June 30, 2013, down from $17.7 million at December 31, 2012 and $20.9 million at June 30, 2012.

“We are pleased with the continuing progress in the reduction of problem loans,” stated Chief Executive Officer Steven K. Buster of Pacific Mercantile Bank and Pacific Mercantile Bancorp. “The substantial reduction in the total non-performing loans by 58% at June 30, 2013, as compared to June 30, 2012, reflects the hard work and disciplined approach to problem loan resolution taken by our team. Moreover, we expect that we will be able to further reduce our nonperforming assets during the balance of 2013, which should positively impact our future operating results.”

(more)

Pacific Mercantile Bancorp

August 12, 2013

“At the same time, we have invested in a number of important new hires in the commercial banking division and the related personnel expenses are not yet offset by commensurate revenue. However, these additions to the team have positioned the Bank for profitable growth through increases in outstanding commercial loans and in low cost deposits.”

Results of Operation

Net Interest Income.

The declines in net interest income were due to decreases in interest income of $1.6 million, or 14.8%, and $2.9 million, or 13.8%, respectively, in the three and six months ended June 30, 2013, partially offset by decreases of $827,000, or 37.4%, and $1.5 million, or 33.2%, respectively, in interest expense. These decreases in interest income were due primarily to a decline in interest earned on loans as a result of actions taken by the Federal Reserve Board to keep interest rates low and a decline in the average outstanding loan volume, as compared to the same respective periods of 2012. Also contributing to the decrease in interest income in the six months ended June 30, 2013 was a decline in the volume of securities held for sale. The decreases in interest expense in the three and six months ended June 30, 2013 were due primarily to a combination of declines in the rates of interest paid on higher priced time deposits and on money market and savings deposits and decreases in the volume of higher priced time deposits and in Federal Home Loan Bank (“FHLB”) borrowings.

Provision for Loan Losses. We did not record a provision for loan losses during this year’s second quarter due primarily to an improvement in the performance of our loan portfolio and the decrease in loan volume. By comparison, we recorded a provision for loan losses of $1.9 million in the three months ended June 30, 2012. During the six months ended June 30,2013, we made provisions for loan losses of $1.2 million, as compared to $1.5 million in the same six months of 2012. At June 30, 2013, the ALL totaled $11.1 million, which was approximately $3.5 million less than at June 30, 2012. The ALL activity in the first six months of 2013 included net charge-offs of $900,000, which were more than offset by a $1.2 million provision that we made for loan losses. The ratio of the ALL-to-total loans outstanding as of June 30, 2013 was 1.53% as compared to 2.07% as of June 30, 2012.

Non-interest income. Noninterest income decreased by $7.7 million, or 84.7%, in the three months ended June 30, 2013, due primarily to a $6.8 million, or 79.7%, decrease in mortgage banking revenues. In the six months ended June 30, 2013, noninterest income decreased by $11.8 million, or 77.4%, primarily as a result of a $9.7 million, or 74.5%, decrease in mortgage banking revenues and a $1.2 million, or 98.1%, decrease in net gains on sales of securities available for sale.

These decreases in mortgage banking revenue were primarily attributable to our exit from the wholesale residential mortgage business in August 2012, which, as we previously reported, was expected to result in a significant decrease in our mortgage banking revenues during 2013. The $1.2 million decline in net gains on sales of securities in the first six months of 2013 was due primarily to a decrease to $6 million in volume of sales of such securities, from approximately $135 million in the six months ended June 30, 2012. Sales of securities available for sale can vary, sometimes materially, from period to period primarily in response to changes in market rates of interest.

Non-interest expense. Noninterest expense decreased by $1.7 million, or 12.5%, in the three months ended June 30, 2013, and by $605,000, or 2.3%, in the six months ended June 30, 2013, as compared to the same respective periods of 2012. These decreases were attributable to a number of factors including (i) decreases in carrying costs and other expenses incurred in connection with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”), due primarily to a significant reduction in those real properties between June 30, 2012 and June 30, 2013 and the decline in nonperforming loans; (ii) reductions in contingency reserves and professional fees due in large part to the resolution of certain ongoing lawsuits; and (iii) decreases in in mortgage related expenses due primarily to our exit from the wholesale mortgage lending business in August 2012. These decreases were partially offset by increases in compensation expense due primarily to increases in staffing in the Bank’s commercial lending division and an increase in equipment expense incurred primarily in connection with infrastructure upgrades during this year’s first quarter.

(more)

Pacific Mercantile Bancorp

August 12, 2013

Income tax provision (benefit). We did not record any provision for or benefit from income taxes in the three months ended June 30, 2013. For the six months ended June 30, 2013 we recorded a $1.9 million tax benefit which was primarily attributable to a pre-tax loss we incurred in this year’s first quarter. By comparison, we recorded income tax benefits of $4.1 million and $3.2 million, respectively, for the three and six months ended June 30, 2012 due primarily to the release of the remainder of a valuation allowance, in the amount of $5.0 million, which we had established against our deferred tax asset by means of non-cash charges to the provision for income taxes in prior years.

Balance Sheet Information

Loans. As indicated in the table below, at June 30, 2013 gross loans totaled approximately $729.2 million, which represented an increase of $20.8 million from the gross loans outstanding at June 30, 2012. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at June 30, 2013 and June 30, 2012.

	June 30, 2013		June 30, 2012
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Unaudited)
Commercial loans	$195,439	26.8%	$173,637	24.5%
Commercial real estate loans - owner occupied	156,215	21.4%	158,039	22.3%
Commercial real estate loans - all other	158,179	21.7%	155,118	21.9%
Residential mortgage loans - multi-family	97,383	13.4%	74,930	10.6%
Residential mortgage loans - single family	75,241	10.3%	87,227	12.3%
Land development loans	19,653	2.7%	27,488	3.9%
Consumer loans	27,106	3.7%	31,959	4.5%

Gross loans	$729,216	100.0%	$708,398	100.0%

Deposits. Total deposits declined by $108.0 million to $749.0 million at June 30, 2013, from $857.0 million at June 30, 2012, primarily as a result of (i) a $110.5 million reduction in higher-cost time deposits to $380.5 million at June 30, 2013, from $491.0 million at June 30, 2012 and (ii) a $22.9 million decrease in savings and money market deposit accounts to $146.0 million at June 30, 2013 from $168.9 million at June 30, 2012, partially offset by an increase in demand deposits by $25.5 million, or 12.9%, to $222.6 million at June 30, 2013 from $197.1 million at June 30, 2012. The reduction in higher cost time deposits was primarily the result of our decision not to seek the renewal of some of those deposits in order to reduce interest expense. Due primarily to that decision and resulting reduction in time deposits, lower-cost core deposits increased to 49%, and higher cost-time deposits decreased to 51%, of total deposits at June 30, 2013, as compared to 43% and 57%, respectively, at June 30, 2012.

Asset Quality

Non-performing assets consist primarily of non-performing loans and OREO and, to a lesser extent, non-performing securities. As the table below indicates, non-performing loans decreased by $12.2 million to $8.7 million at June 30, 2013, as compared to $20.9 million at June 30, 2012 and a decrease of $16.8 million in other real estate owned to $17.3 million at June 30, 2013 from $34.1 million at June 30, 2012, as a result of our foreclosures of additional properties that had collateralized some of the non-performing loans in our loan portfolio.

(more)

Pacific Mercantile Bancorp

August 12, 2013

The following table sets forth the changes in our non-performing assets over the five quarters ended June 30, 2013.

	2013		2012
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
Non-Performing Assets:
Total non-performing loans	$8,725	$13,762	$17,655	$17,086	$20,894
Total other real estate owned	17,331	17,618	17,710	30,177	34,086
Total other non-performing assets	775	858	900	248	238

Total non-performing assets	$26,831	$32,238	$36,265	$47,511	$55,218
Past Due:
Loans 90 days past due	$2,873	$8,713	$10,799	$8,938	$10,794
Loans 30 days past due	9,384	11,358	2,736	2,943	12,908

Total loans past due 30 days or more	$12,257	$20,071	$13,535	$11,881	$23,702
Allowance for loan losses	$11,123	$11,079	$10,881	$12,659	$14,648
Ratio of allowance to total loans outstanding	1.53%	1.54%	1.49%	1.83%	2.07%

Capital Resources

At June 30, 2013, we had total capital on a consolidated basis of approximately $150.1 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $128.0 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 16.9% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at June 30, 2013, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2013		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$150,125	19.4%	N/A	N/A
Bank	127,957	16.9%	$75,539	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$140,453	18.1%	N/A	N/A
Bank	118,492	15.7%	$45,324	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$140,453	14.4%	N/A	N/A
Bank	118,492	12.2%	$48,559	At least 5.0%

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego Counties, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

(more)

Pacific Mercantile Bancorp

August 12, 2013

Forward-Looking Information

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Division of Financial Institutions (the “DFI Order”) will have on our business and results of operations because, among other things, that Agreement and that Order impose restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRB or the DFI if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, including the additional interest rate risks associated with our residential mortgage lending business, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K that we filed with the SEC on March 20, 2013, as updated and modified by the discussion of risk factors contained in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013 which we filed with the SEC on May 14, 2013, and readers of this report are urged to review the additional information contained in those reports.

Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

(more)

Pacific Mercantile Bancorp

August 12, 2013

CONSOLIDATED STATEMENTS OF INCOME

(Dollars and numbers of shares in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Percent Change	2013	2012	Percent Change
Total interest income	$8,822	$10,353	(14.8)%	$17,806	$20,663	(13.8)%
Total interest expense	1,382	2,209	(37.4)%	3,008	4,504	(33.2)%

Net interest income	7,440	8,144	(8.6)%	14,798	16,159	(8.4)%
Provision for loan losses	—	1,850	N/M	1,150	1,450	(20.7)%

Net interest income after provision for loan losses	7,440	6,294	18.2%	13,648	14,709	(7.2)%
Non-interest income
Service charges & fees on deposits	196	245	(20.0)%	392	478	(18.0)%
Mortgage banking (including net gains on sales of loans held for sale)	1,719	8,450	(79.7)%	3,308	12,981	(74.5)%
Net gains on sales of securities	—	—	N/M	23	1,186	(98.1)%
Other than temporary impairment of securities	—	—	N/M	—	(77)	N/M
Net gains/(losses) on OREO	1	130	N/M	1	111	N/M
Other non-interest income	(523)	301	(273.8)%	(298)	475	(162.7)%

Total non-interest income	1,393	9,126	(84.7)%	3,426	15,154	(77.4)%
Non-interest expense
Salaries & employee benefits	6,761	6,531	3.5%	12,878	12,148	6.0%
Occupancy and equipment	1,189	1,189	—	2,484	2,239	10.9%
Professional Fees	902	1,403	(35.7)%	2,568	2,629	(2.3)%
OREO expenses	857	1,877	(54.3)%	2,974	3,701	(19.6)%
FDIC Expense	546	545	0.2%	1,092	1,159	(5.8)%
Mortgage related loan expenses	317	925	(65.7)%	744	1,278	(41.8)%
Other non-interest expense	1,403	1,212	15.8%	2,574	2,765	(6.9)%

Total non-interest expense	11,975	13,682	(12.5)%	25,314	25,919	(2.3)%

Income before income taxes	(3,142)	1,738	(280.8)%	(8,240)	3,944	(308.9)%
Income tax provision (benefit)	—	(4,058)	—	(1,929)	(3,234)	(40.4)%

Net income (loss)	(3,142)	5,796	(154.2)%	(6,311)	7,178	(187.9)%
Undeclared dividends on Preferred Stock	(262)	(234)	12.0%	(524)	(468)	12.0%

Net income allocable to common shareholders	$(3,404)	$5,562	(161.2)%	$(6,835)	$6,710	(201.9)%

Net income per common share
Basic	$(0.18)	$0.35		$(0.38)	$0.48
Diluted	$(0.18)	$0.35		$(0.38)	$0.47
Weighted average number of shares outstanding
Basic	18,906	15,779		17,825	14,088
Diluted	18,906	15,978		17,825	14,206
Ratios from continuing operations(1)
ROA	(1.29)%	2.09%		(1.26)%	1.29%
ROE	(10.64)%	28.13%		(10.56)%	16.06%
Efficiency ratio	135.6%	79.22%		138.9%	82.77%
Net interest margin(1)	3.20%	3.24%		3.10%	3.29%

(1)	Ratios and net interest margin for the three and six month periods ended June 30, 2013 and 2012 have been annualized.

(more)

Pacific Mercantile Bancorp

August 12, 2013

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION 8

(Dollars in thousands, except share and book value data)

(Unaudited)

	June 30,		Increase/ (Decrease)
	2013	2012
ASSETS
Cash and due from banks	$15,671	$11,969	30.9%
Interest bearing deposits with financial institutions (1.)	73,691	49,807	48.0%
Interest bearing time deposits	2,423	1,553	56.0%
Investments (including stock)	78,868	109,840	(28.2)%
Loans held for sale, at fair value	10,672	143,588	(92.6)%
Core Loans, net	717,818	693,115	3.6%
OREO	17,331	34,086	(49.2)%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	34,957	31,483	11.0%

Total Assets	$952,113	$1,076,123	(11.5)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$188,149	$170,011	10.7%
Interest bearing deposits
Interest checking	34,431	27,132	26.9%
Savings/money market	145,950	168,889	(13.6)%
Certificates of deposit	380,450	490,974	(22.5)%

Total interest bearing deposits	560,831	686,995	(18.4)%

Total deposits	748,980	857,006	(12.6)%
Other borrowings	45,000	69,000	(34.8)%
Other liabilities	10,286	12,873	(20.1)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	821,793	956,406	(14.1)%
Shareholders’ equity	130,320	119,717	8.9%

Total Liabilities and Shareholders’ Equity	$952,113	$1,076,123	(11.5)%

Tangible book value per share	$6.36	$6.66	(4.5)%

Tangible book value per share, as adjusted(2)	$6.28	$6.39	(1.7)%

Shares outstanding	18,905,941	16,658,296	13.5%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

Average Balances (in thousands)	Six Months Ended June 30,
	2013	2012
Average gross loans (*)	$727,873	$702,212
Average loans held for sale	$22,167	$78,678
Average earning assets	$962,659	$985,818
Average assets	$1,013,754	$1,045,954
Average equity	$120,520	$84,033
Average interest bearing deposits	$627,299	$701,801

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

	At June 30,
Credit Quality Data (dollars in thousands)	2013	2012
Total non-performing loans	$8,725	$20,894
Other real estate owned	17,331	34,086
Other non-performing assets	775	238

Total non-performing assets	$26,831	$55,218

Net charge-offs year-to-date	$908	$2,429
90-day past due loans	$2,873	$10,794
Allowance for loan losses	$11,123	$14,648
Allowance for loan losses /gross loans (excl. loans held for sale)	1.53%	2.07%
Allowance for loan losses /total assets	1.17%	1.36%

(end)